SCHEDULE 14A INFORMATION
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A.S.V., Inc.

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A.S.V., Inc.
840 Lily Lane
Grand Rapids, Minnesota 55744

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on
June 2, 2006

     The Annual Meeting of Shareholders of A.S.V., Inc. will be held at the Reif Center, 720 Conifer Drive, Grand Rapids, Minnesota on Friday, June 2, 2006 at 2:00 p.m., local time, for the following purposes:
1.	To elect eight directors to our Board of Directors.

2.	To approve a proposal to amend our Second Restated Articles of Incorporation to increase the number of authorized shares of common stock and decrease the number of authorized shares of preferred stock.

3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2006.

4.	To take action upon any other business that may properly come before the meeting or any adjournment thereof.
     Accompanying this Notice of Annual Meeting of Shareholders is a proxy statement, form of proxy and our 2005 Annual Report to Shareholders, which are being sent to you by order of our Board of Directors.
     Only shareholders of record shown on our books at the close of business on April 7, 2006 will be entitled to vote at the meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.
     You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please sign, date and return your proxy in the return envelope provided as soon as possible. Your cooperation in promptly signing and returning the proxy will help us avoid further solicitation expense.

By Order of the Board of Directors,
/s/ Thomas R. Karges

Thomas R. Karges Secretary

Dated:	May 1, 2006
Grand Rapids, Minnesota

PROXY STATEMENT

i

ii

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 2, 2006
     This proxy statement is being furnished to the shareholders of A.S.V., Inc. in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Shareholders to be held on Friday, June 2, 2006 at 2:00 p.m., local time, and at any adjournment thereof. This proxy statement and the accompanying proxy are first being mailed or given to shareholders on or about May 1, 2006.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
What is the purpose of the meeting?
     At the annual meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors, approval of the amendment to our Second Restated Articles of Incorporation and ratification of the appointment of our independent registered public accounting firm. Also, management will report on our performance during the last fiscal year and respond to questions from shareholders.
Who is entitled to vote at the meeting?
     Our Board of Directors has set April 7, 2006 as the record date for determining shareholders entitled to vote at the annual meeting. If you were a shareholder of record at the close of business on April 7, 2006, you are entitled to notice of and to vote at the meeting.
     As of the record date, 27,158,008 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the meeting.
What are my voting rights?
     Holders of our common stock are entitled to one vote per share. Therefore, a total of 27,158,008 votes are entitled to be cast at the meeting. There is no cumulative voting.
How many shares must be present to hold the meeting?
     In accordance with our Restated Bylaws, shares equal to at least a majority of the voting power of the outstanding shares of our common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:
▪	you are present and vote in person at the meeting; or

▪	you have properly submitted a proxy by mail.
How do I vote my shares?
     If you are a shareholder of record, you can give a proxy to be voted at the meeting by completing, signing and mailing the enclosed proxy card. If you properly execute, duly return and do not revoke your proxy, it will be voted in the manner you specify.
     If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

What is the difference between a shareholder of record and a “street name” holder?
     If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, then the broker, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other nominee how to vote their shares.
Can I vote my shares in person at the meeting?
     If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.
     If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank or other nominee giving you the right to vote the shares at the meeting.
What vote is required for the election of directors or for a proposal to be approved?
     In accordance with Minnesota law, the nominees for election as directors will be elected by a plurality of the votes cast at the meeting. This means that since shareholders will be electing eight directors, the eight nominees receiving the highest number of votes will be elected. The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the meeting is required for the approval of the other proposals (provided that the total number of shares voted in favor of the proposals constitutes more than 25% of our outstanding shares).
How are votes counted?
     You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals.
     If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.
     If you withhold authority to vote for one or more of the directors, this has no effect on the election of those directors. If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.
     If you hold your shares in “street name” and do not provide voting instructions to your broker, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum but will not be represented at the meeting for purposes of calculating the vote with respect to such matter or matters. This effectively reduces the number of shares needed to approve such matter or matters.

How does the Board of Directors recommend that I vote?
     The Board of Directors recommends a vote:
▪	FOR all of the nominees for director;

▪	FOR the proposal to amend our Second Restated Articles of Incorporation to increase the number of authorized shares of common stock and decrease the number of authorized shares of preferred stock; and

▪	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2006.
What if I do not specify how I want my shares voted?
     If you submit a signed proxy card and do not specify how you want to vote your shares, we will vote your shares:
▪	FOR all of the nominees for director;

▪	FOR the proposal to amend our Second Restated Articles of Incorporation to increase the number of authorized shares of common stock and decrease the number of authorized shares of preferred stock; and

▪	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2006.
Can I change my vote after submitting my proxy?
     Yes. You may revoke your proxy at any time before the proxy vote is cast at the meeting in any of the following ways:
▪	by giving written notice of revocation to our Secretary or other officers;

▪	by submitting a later-dated proxy; or

▪	by voting in person at the meeting.
Who pays for the cost of proxy preparation and solicitation?
     We pay for the cost of proxy preparation and solicitation. We are soliciting proxies primarily by mail. In addition, some of our officers, directors and regular employees may solicit the return of proxies in person or by telephone or facsimile. These individuals will receive no additional compensation for these services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2006 by: (1) each of our directors and director nominees, (2) each of our executive officers named in the Summary Compensation Table in this proxy statement, (3) all of our directors and executive officers as a group and (4) each person or entity known by us to own beneficially more than five percent of our common stock. Unless otherwise noted, the shareholders listed in the table below have sole voting and investment power with respect to the shares of our common stock beneficially owned by them.

			Option Shares	Total
	Common		Exercisable	Shares	Percent of
	Shares		Within 60	Beneficially	Outstanding
Name of Beneficial Owner	Owned		Days	Owned (1)	Shares (1)
Caterpillar Inc.	6,280,138		—	6,280,138	23.1
100 Northeast Adams St. Peoria, IL 61629

Westfield Capital Management Company, LLC	2,624,400	(2)	—	2,624,400	9.7
One Financial Center, 24th Floor Boston, MA 02111

Next Century Growth Investors, LLC	2,139,711	(3)	—	2,139,711	7.9
5500 Wayzata Blvd., Suite 1275 Minneapolis, MN 55416

Transamerica Investment Management, LLC	1,624,482	(4)	—	1,624,482	6.1
1150 South Olive Street, Suite 2700 Los Angeles, CA 90015

FMR Corp.	1,540,328	(5)	—	1,540,328	5.7
82 Devonshire Street Boston, MA 02109

Oberweis Asset Management, Inc.	1,408,068	(6)	—	1,408,068	5.2
3333 Warrenville Rd., Suite 500 Lisle, IL 60532

Richard A. Benson	—		1,500	1,500	*
James H. Dahl	682,697	(7)	15,000	697,697	2.6
Mark S. Glasnapp	8,525	(8)	46,100	54,625	*
Bruce D. Iserman	1,200		1,125	2,325	*
Thomas R. Karges	95,604	(9)	153,000	248,604	*
Gary D. Lemke	618,582	(10)	340,000	958,582	3.5
Leland T. Lynch	170,500	(11)	7,500	178,000	*
Jerome T. Miner	685,700		15,000	700,700	2.6
Karlin S. Symons	1,000		3,750	4,750	*
R. E. “Teddy” Turner, IV	13,500		7,500	21,000	*
Kenneth J. Zika	1,000		1,125	2,125	*

All executive officers and directors as a group (12 persons)	2,278,308	(12)	591,600	2,869,908	10.3

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and generally includes voting power and/or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 31, 2006 are deemed outstanding for purposes of computing the beneficial ownership percentage of the person holding such options but are not deemed outstanding for purposes of computing the beneficial ownership percentage of any other person.

(2)	Based on a Schedule 13G dated February 13, 2006, Westfield Capital Management Company, LLC had sole voting power for 1,709,050 shares. The shares are owned of record by accounts managed by Westfield Capital as investment advisor. Westfield Capital disclaims any beneficial interest in such shares.

(3)	Based on a Schedule 13G/A dated February 14, 2006, Next Century Growth Investors, LLC, a registered investment advisor (“Next Century”), Donald M. Longlet and Thomas L. Press, who owns 25% of Next Century had shared investment power and shared voting power for 2,139,711 common shares. Each of Next Century and Messrs. Press and Longlet disclaim beneficial ownership of the shares except as to their respective pecuniary interest therein, if any.

(4)	Based on a Schedule 13G dated March 31, 2006, Transamerica Investment Management, LLC had no power to vote or direct the vote for 225,265 shares.

(5)	Based on a Schedule 13G dated February 14, 2006, FMR Corp. had no voting power for the 1,540,328 common shares. Fidelity Management & Research Company (“Fidelity”), a registered investment company, is a wholly owned subsidiary of FMR and the beneficial owner of the shares as a result of acting as an investment advisor. Edward C. Johnson 3rd and FMR, through its control of Fidelity, have sole power to dispose of the shares but neither has the sole power to vote, or direct the voting of, the shares.

(6)	Based on a Schedule 13G dated February 14, 2006, Oberweis Asset Management, Inc. (“OAM”), James D. Oberweis and James W. Oberweis had shared investment and shared voting power for 1,408,068 shares. James D. Oberweis and James W. Oberweis are principal stockholders of OAM, which serves as investment advisor to The Oberweis Funds.

(7)	Includes 626,660 shares held by Rock Creek Partners, Ltd., an investment partnership, of which Mr. Dahl is the Managing General Partner. Excludes 591,000 shares held by a trust established for the benefit of Mr. Dahl’s college student daughter, of which Mr. Dahl’s brother is the trustee. Mr. Dahl disclaims beneficial ownership of these shares.

(8)	Includes 725 shares held in our 401(k) Plan.

(9)	Includes 5,524 shares held in our 401(k) Plan.

(10)	Includes 237,988 shares held jointly with Mr. Lemke’s wife, 120,776 shares held by Mr. Lemke’s wife and 24,338 shares held in our 401(k) Plan.

(11)	Includes 20,000 shares held by Mr. Lynch’s wife and 21,300 shares owned by trusts established for the benefit of Mr. Lynch’s grandchildren.

(12)	Includes 30,587 shares held in our 401(k) Plan.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of our outstanding shares of common stock, to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file.
     Based solely on a review of the copies of such reports furnished to or obtained by us, we believe that during the fiscal year ended December 31, 2005, all filing requirements applicable to our directors, officers or beneficial owners of more than 10% of our outstanding shares of common stock were satisfied.
PROPOSAL 1 – ELECTION OF DIRECTORS
     Our Board of Directors currently consists of nine directors. Gary D. Lemke, our Chief Executive Officer and Chairman of our Board of Directors, has announced that he will not stand for re-election at this year’s annual meeting and that he will be stepping down as our Chief Executive Officer on June 2, 2006. Richard A. Benson will begin serving as our Chief Executive Officer at that time. If re-elected by shareholders, Mr. Benson will also begin serving as Chairman of our Board of Directors effective as of the annual meeting.

     Our Board of Directors has set the number of directors to be elected for the 2006 fiscal year at eight and has nominated eight current directors to stand for re-election at the annual meeting. Our current directors consenting to stand for re-election are Richard A. Benson, James H. Dahl, Bruce Iserman, Leland T. Lynch, Jerome T. Miner, Karlin S. Symons, R. E. “Teddy” Turner, IV and Kenneth J. Zika.
     If elected, each director nominee shall serve until the next annual meeting of shareholders and until his or her successor has been elected and qualified. If any of the nominees should be unable to serve as director by reason of death, incapacity or other unexpected occurrence, the proxies solicited by the Board of Directors shall be voted by the proxy representatives for such substitute nominee(s) as is recommended by the Board of Directors, or, in the absence of such recommendation, for such fewer number of directors as remain willing and able to serve.
     The Board of Directors recommends that the shareholders vote FOR each of the director nominees.
CORPORATE GOVERNANCE
Director Nominees and Executive Officers
Director Nominees
     The following provides certain information with respect to the director nominees.
     Richard A. Benson, 63, is currently retired and had been Vice President of Caterpillar Inc., Diversified Products Division since 1992 and President of Caterpillar’s Global Mining Division since 2000. Mr. Benson is a director of Morrison Products. Mr. Benson has served as a director since 1999.
     James H. Dahl, 52, has been the President of James Dahl & Company, a private investment company, since 1989 and the Managing General Partner of Rock Creek Partners, Ltd., a private investment partnership in Jacksonville, Florida, since 1993. Mr. Dahl is Chairman of the Investment Advisory Committee of the State of Florida Pension Fund. Mr. Dahl has served as a director since 1996.
     Bruce D. Iserman, 64, is currently retired and had been President of banks in Lisbon and Casselton, North Dakota since 1984, which banks were owned by Bremer Financial Corp. Mr. Iserman has served as a director since 2005.
     Leland T. Lynch, 69, is currently retired and had been Managing Partner, Chairman and Chief Executive Officer of the advertising firm of Carmichael Lynch Inc. in Minneapolis, Minnesota since 1962. Mr. Lynch is a director of Archivers Inc. and a partner in the Historical Theatre Group. Mr. Lynch has served as a director since 1995.
     Jerome T. Miner, 70, has been our Vice Chairman since 1995 and the President of Jerry Miner Realty, Inc., an owner and operator of various retail stores in Grand Rapids, Minnesota, since 1984. Mr. Miner has served as a director since 1991.
     Karlin S. Symons, 59, is currently retired and had been the President of Plus Relocation Services, Inc. since January 2004. From 1995 to 2004, Ms. Symons was a partner with the law firm of Kaplan, Strangis and Kaplan of Minneapolis, Minnesota. Ms. Symons has served as a director since 2004 and was previously a director from 1995 to 2001.
     R. E. “Teddy” Turner, IV, 42, has been the owner of Charleston Boatworks, Inc., a yacht repair facility that specializes in high-tech composite racing sailboats, located in Charleston, South Carolina, since 2000. From 1998 to 2000, Mr. Turner was the Chairman of the Board of MyTurn.com, Inc., a computer hardware and software company. Mr. Turner is a trustee of the Turner Foundation and the Jane Smith Turner Foundation. Mr. Turner has served as a director since 1997.

     Kenneth J. Zika, 58, is currently retired and had been the Corporate Controller for Caterpillar Inc. from 2001 to 2002. From 1998 to 2001, Mr. Zika had been the Corporate Treasurer for Caterpillar Inc. Mr. Zika is a Trustee Emeritus for the Preferred Group of Mutual Funds. Mr. Zika has served as a director since 2005.
     In 1999, Mr. Benson was designated by Caterpillar as their director nominee to the Board of Directors pursuant to the terms of the Securities Purchase Agreement (the “Securities Purchase Agreement”) dated October 14, 1998 between Caterpillar Inc. and us. Subsequent to his retirement from Caterpillar Inc. in January 2005, Mr. Benson agreed to remain on our Board as an independent director. In 2005, Mr. Zika was designated by Caterpillar as its director nominee in 2005 pursuant to the terms of the Securities Purchase Agreement.
Executive Officers
     The following provides certain information with respect to our executive officers.
     Gary D. Lemke, 65, has been our Chief Executive Officer since July 2004 and will continue to serve in such capacity until the annual meeting. Mr. Lemke was our President from 1983, when he co-founded the Company, until July 2004. Mr. Lemke has served as Chairman since September 2000 and as a director since 1983.
     Mark S. Glasnapp, 50, has been our President since July 2004. Prior to then, Mr. Glasnapp was employed by Caterpillar Inc. and had been working at ASV in the capacity of Manager of Caterpillar’s commercial agreements with us since July 1999.
     Thomas R. Karges, 45, has been our Chief Financial Officer since October 1994.
Board Independence
     The Board of Directors has determined that each of our current directors is independent under the Nasdaq listing standards, except for Gary D. Lemke, who will serve as our Chief Executive Officer until the annual meeting. In making the independence determinations, the Board of Directors reviewed all of the directors’ relationships with us based primarily on a review of the responses of the directors to questions regarding employment, business, familial, compensation and other relationships with us and our management.
Board Meetings and Committees
     During fiscal 2005, the Board of Directors met five times. In addition to meetings of the full Board, directors also attended various Board committee meetings. All directors attended 75% or more of the total number of meetings of the Board of Directors and committees of which they were members. Our Board and committees may take formal action by written consent from time-to-time, in accordance with Minnesota law, rather than holding formal Board and committee meetings.
     Our Board of Directors has three standing committees, the Audit Committee, the Compensation and Stock Option Committee and the Nominating Committee.
Audit Committee

Members:	R. E. “Teddy” Turner, IV, Chair
James H. Dahl
Jerome T. Miner
     The Audit Committee oversees our accounting and financial reporting processes and financial statements, our program to ensure compliance with legal and regulatory requirements, and the independent registered public accounting firm’s qualifications and independence. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee is comprised of three directors and operates under a written charter. A copy of the

Audit Committee charter was included as Appendix A to our proxy statement for the 2004 Annual Meeting of Shareholders and may be found on our web site at www.asvi.com under “Investors Relations - Corporate Governance.” All of the Audit Committee members meet the independence and experience requirements of the Nasdaq listing standards and the Securities and Exchange Commission. The Board of Directors has identified Mr. Turner as an audit committee financial expert under the rules of the Securities and Exchange Commission. The Audit committee met five times in 2005.
Compensation and Stock Option Committee

Members:	R. E. “Teddy” Turner, IV, Chair
Jerome T. Miner
Karlin S. Symons
     The Compensation and Stock Option Committee provides recommendations concerning salaries and incentive compensation for our officers and employees. The Compensation and Stock Option Committee is comprised of non-employee directors who meet the independence requirements of the Nasdaq listing standards. The Compensation and Stock Option Committee met one time in 2005.
Nominating Committee

Members:	Leland T. Lynch, Chair
James H. Dahl
     The Nominating Committee recommends new director nominees to the Board. The Nominating Committee operates under a written charter, which was adopted in April 2004 and which may be found on our web site at www.asvi.com under “Investors Relations — Corporate Governance.” All of the Nominating Committee members meet the independence requirements of the Nasdaq listing standards. The Nominating Committee met one time in fiscal 2005.
     The Nominating Committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. In evaluating a candidate for nomination as our director, the Nominating Committee will consider criteria including business and financial expertise; geography; experience as a director of a public company; gender and ethnic diversity on the Board; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. The Nominating Committee will consider these criteria for nominees identified by the Nominating Committee, by shareholders, or through some other source.
     The Nominating Committee will consider qualified candidates for possible nomination that are submitted by our shareholders. Shareholders wishing to make such a submission may do so by sending the following information to the Nominating Committee c/o Secretary at the address indicated on the Notice of Annual Meeting of Shareholders: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.
     The Nominating Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information, business experience, and leadership skills, all to the extent available and deemed relevant by the Nominating Committee. This information is evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

     No candidates for director nominations were submitted by any shareholder in connection with the 2006 annual meeting.
Executive Sessions of the Board
     At least twice annually, our independent directors meet in executive session without any director who does not meet the independence requirements of the Nasdaq listing standards being present.
Compensation of Directors
     We pay our non-employee directors a fee for attendance at our Board meetings. Each non-employee director is eligible for director fees of $20,000 per year, based on attendance at each quarterly Board meeting. The Audit Committee Chair also receives an additional fee of $5,000 per year.
     Each non-employee director is also eligible for stock option grants under the 1998 Non-Employee Director Stock Option Plan (the “Director Plan”), including an option to purchase 4,500 shares of common stock upon initial election to the Board and an option to purchase 6,000 shares of common stock on the first business day of each calendar year thereafter, provided such person is our director at the time of grant of the option. In addition, we reimburse directors for expenses incurred in connection with attendance at Board meetings.
     Options to purchase 6,000 shares of our common stock at $19.575 per share were granted on January 2, 2005 to Messrs. Benson, Dahl, Lynch, Miner and Turner and Ms. Symons. Mr. Rapp was eligible to receive an option to purchase 4,500 shares of our common stock at $19.655 per share upon his election to the Board on January 11, 2005. However, due to his employment by Caterpillar Inc., Mr. Rapp declined this option. An option to purchase 4,500 shares of our common stock at $19.855 per share was granted on April 13, 2005 to Mr. Iserman upon his election to our Board. An option to purchase 4,500 shares of our common stock at $17.995 per share was granted on May 27, 2005 to Mr. Zika upon his election to our Board. Directors who are also our employees do not receive any additional compensation for serving on our Board of Directors, but may receive stock options as part of their compensation as an officer.
Policy Regarding Attendance at Annual Meetings
     We encourage, but do not require, our Board members to attend the annual meeting of shareholders. Last year, three of our directors attended our annual meeting of shareholders.
Shareholder Communication with Directors
     Shareholders may communicate with our Board of Directors by sending a letter addressed to the Board of Directors or specified individual directors to: A.S.V., Inc., c/o Secretary, 840 Lily Lane, P.O. Box 5160, Grand Rapids, MN 55744. All communications will be compiled by our Secretary and submitted to the Board or the individual directors on a periodic basis.
Code of Business Conduct and Ethics
     We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), which applies to our directors, officers and employees. The Code of Ethics is published on our website at www.asvi.com under “Investors Relations — Corporate Governance.” Any amendments to the Code of Ethics and waivers of the Code of Ethics for our Chief Executive Officer, Chief Financial Officer or Controller will be published on our website.

EXECUTIVE COMPENSATION
Compensation Committee Report on Executive Compensation
Overview
     Our Compensation and Stock Option Committee (the “Compensation Committee”) is responsible for establishing compensation policies for all our executive officers, including our Chief Executive Officer. The Compensation Committee is composed entirely of independent non-employee directors. The present members of the Committee are listed at the end of this report.
     The objectives of our executive compensation program are:
1.	to attract, retain and motivate superior talent and reward individual performance;

2.	to support the achievement of our strategic goals; and

3.	through stock based compensation, align the executive officers’ interests with those of our shareholders.
     The following report addresses our executive compensation policies and discusses factors considered by the Compensation Committee in determining the compensation of our Chief Executive Officer and other executive officers for the year ended December 31, 2005.
Compensation Policies for Executive Officers
     The Compensation Committee’s executive compensation policies are designed to provide competitive levels of compensation that integrate pay with our annual and long-term performance goals, reward the achievement of corporate goals, recognize individual initiative and achievements, and assist us in attracting and retaining qualified executives. Our executive officers are paid base salaries that are subject to periodic adjustments to recognize favorable corporate and individual performance and also to make such salaries competitive with other similar sized companies in the manufacturing industry. Our executive officers are also given the opportunity to participate in certain other broad-based employee benefit plans. Our use of stock option grants as a key component of our executive compensation plans reflects the Compensation Committee’s position that stock ownership by management and stock-based compensation arrangements are beneficial in aligning management’s and shareholders’ interests to enhance shareholder value. The Compensation Committee believes that a greater reliance on stock-based incentives is appropriate for our current stage of development.
Stock Options
     Stock options awarded under our 1996 Incentive and Stock Option Plan and 2004 Stock Incentive Plan are intended as incentive compensation and have historically been granted to officers and other employees to attract, retain and motivate the talent necessary for us to achieve our objectives. Our policy is to grant stock options annually in connection with a review of each individual’s performance of their job functions and their current stock option holdings, at which point the Compensation Committee may or may not grant additional options at its discretion. We may also grant stock options to newly hired employees as part of their overall compensation package.
     The 1996 Incentive and Stock Option Plan and the 2004 Stock Incentive Plan authorize the Compensation Committee to delegate to one or more of our officers the power to grant options to those employees who are not subject to Section 16(b) of the Securities Exchange Act of 1934. In 2005, stock option grants totaling 223,000 shares were granted to 158 employees in this manner.
     Stock option grants totaling 243,000 shares were approved by the Compensation Committee to be granted to full-time employees in 2005. Included in this figure are stock option grants totaling 20,000 shares granted to our President and our Chief Financial Officer on March 31, 2005.

Chief Executive Officer’s Compensation
     Gary D. Lemke serves as our Chief Executive Officer and Chairman of the Board of Directors. Mr. Lemke’s base compensation for 2005 remained unchanged at $231,500 based on Mr. Lemke’s request that he not be granted any increase in salary. Mr. Lemke also requested that he not be granted any stock options for 2005.
     At this time the Committee has no formal written plan for Chief Executive Officer compensation separate and apart from our general compensation philosophy. Until a plan specific to the Chief Executive Officer is developed, Chief Executive Officer compensation will be based on corporate and individual performance, consistent with guidelines applicable to all key employees.
SUBMITTED BY THE COMPENSATION COMMITTEE OF OUR BOARD OF DIRECTORS:

R. E. “Teddy” Turner, IV, Chair	Jerome T. Miner	Karlin S. Symons
Summary Compensation Table
     The following table sets forth the total remuneration paid during our last three fiscal years to our Chief Executive Officer and all of our other executive officers who earned total annual salary and bonus in fiscal 2005 in excess of $100,000.

		Annual		Long-Term
		Compensation(1)		Compensation
				Securities	All Other
Name and Principal	Fiscal	Salary	Bonus	Underlying	Compensation
Position	Year	($)	($)	Options (#)	($)(2)
Gary D. Lemke	2005	231,500	—	—	3,600
Chief Executive Officer and	2004	231,500	—	40,000	3,200
Chairman of the Board	2003	191,500	—	360,000	2,800

Mark S. Glasnapp(3)	2005	210,000	—	40,000	3,600
President	2004	95,000	—	200,000	0

Thomas R. Karges	2005	175,000	—	8,000	2,800
Chief Financial Officer	2004	140,000	—	20,000	2,600
	2003	120,000	—	120,000	2,400

(1)	Perquisites totaling less than the smaller of $50,000 or 10% of the total salary and bonus for any of the executive officers have been omitted.

(2)	Consists of matching contributions by ASV into the executive officer’s account in our 401(k) Plan.

(3)	Mr. Glasnapp was hired as President in July 2004.

Option Grants in Last Fiscal Year
     The following table sets forth certain information concerning grants of options to purchase common stock made during fiscal 2005 to the executive officers named in the Summary Compensation Table above.

Potential Realizable
Value at Assumed
Annual Rates of Stock
Price Appreciation for
Option Term (2)
	Number of	% of Total
	Securities	Options
	Underlying	Granted	Exercise
	Options	to Employees in	Price	Expiration
Name	Granted(1)	Fiscal Year	($/Share)	Date	5%($)	10% ($)
Gary D. Lemke	—	—	—	—	—	—
Mark S. Glasnapp	12,000	4.9	19.825	March 31, 2012	96,849	225,700
Thomas R. Karges	8,000	3.3	19.825	March 31, 2012	64,566	150,467

(1)	Twenty-five percent of the option becomes exercisable on each annual anniversary date of the option beginning March 31, 2006.

(2)	The hypothetical potential appreciation shown in these columns reflects the required calculations at annual rates of 5% and 10% set by the Securities and Exchange Commission and is not intended to represent either historical appreciation or anticipated future appreciation of our common stock price.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
     The following table summarizes information related to options exercised during fiscal 2005 and the number and value of options held at the end of fiscal 2005 by the executive officers named in the Summary Compensation Table above.

			Number of Securities Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
			at Fiscal Year-End		at Fiscal Year-End ($)(2)
	Shares	Value
	Acquired on	Realized
Name	Exercise (#)	($) (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Gary D. Lemke	30,000	536,351	235,000	215,000	4,650,025	4,068,725
Mark S. Glasnapp	6,900	77,797	43,100	162,000	453,628	1,478,610
Thomas R. Karges	—	—	112,000	87,000	2,141,145	1,487,940

(1)	Market value of underlying securities on date of exercise minus the exercise price.

(2)	Market value of underlying securities at fiscal year end minus the exercise price.

Employment Agreements
Employment Agreement with Thomas R. Karges
     Thomas R. Karges and ASV are parties to an employment agreement dated October 17, 1994, which provides for the payment of base salary and annual bonus and other compensation to Mr. Karges as determined by the Compensation and Stock Option Committee of the Board of Directors and for other fringe benefits. The agreement may be terminated upon 60 days written notice by either party.
Employment Agreement with Mark S. Glasnapp
     Mark S. Glasnapp entered into an employment agreement with ASV, effective as of July 12, 2004, pursuant to which Mr. Glasnapp agreed to serve as our President. The agreement provides that Mr. Glasnapp’s employment with ASV is “at will” and that it can be terminated at any time by either party. Mr. Glasnapp’s annual base salary under the agreement was initially set at $190,000, subject to increase by ASV at any time, and he is entitled to participate in the benefit plans offered to our other executive officers.
     Under the agreement we also agreed to provide Mr. Glasnapp with certain benefits intended to replace some of the benefits which he would forfeit upon leaving his prior employer, Caterpillar Inc., including the following: (a) life insurance in the amount of $350,000 and disability insurance with a benefit equal to 60% of his base salary at the time of the disability; (b) a supplemental retirement benefit (payable to Mr. Glasnapp or his beneficiary) in the form of annual cash payments of $55,000 per year from age 55 through 80. If Mr. Glasnapp is employed at ASV beyond age 55 then the commencement of such payments will be delayed and the delayed payments will be paid with interest in a lump sum within 60 days after his termination date. If Mr. Glasnapp’s employment with ASV terminates prior to age 55, Mr. Glasnapp will receive smaller annual cash payments as specified in schedules set forth in the agreement; (c) a post-retirement medical benefit in the amount of $10,000 per year for 20 years payable to Mr. Glasnapp and his spouse if he is employed by ASV on June 12, 2007; and (d) if there is a change of control of ASV and within 18 months thereafter ASV terminates Mr. Glasnapp’s employment other than for cause or Mr. Glasnapp terminates his employment for good reason, then, notwithstanding the limitations described above, he will be entitled to receive the supplemental retirement benefit at the $55,000 level, as well as the post-retirement medical benefit described above.
     Pursuant to the agreement, Mr. Glasnapp agreed to certain confidentiality and invention assignment provisions that remain in effect for two years after his employment with ASV ends, and certain nonsolicitation and noncompetition provisions that remain in effect for one year after his employment with ASV ends.

COMPARATIVE STOCK PERFORMANCE
     The graph below compares the cumulative total shareholder return on our common stock for the five fiscal years ended December 31, 2005 with the cumulative total return on the Total Return Index for the Nasdaq Stock Market (U.S. Companies), the S&P SmallCap 600 and the Total Return Index for Nasdaq Non-Financial Stocks over the same period (assuming the investment of $100 in each on December 31, 2000 and the reinvestment of all dividends).
Comparison of Cumulative Total Return
Fiscal Year End

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
A.S.V., Inc.	$100.00	$145.75	$98.13	$465.63	$598.75	$624.50
Nasdaq – U. S. Companies	100.00	79.32	54.84	81.99	89.23	91.12
S&P SmallCap 600®	100.00	105.73	89.54	123.15	149.73	159.69
Nasdaq – Non-Financial Companies	100.00	76.47	49.96	76.48	82.48	84.35

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Compensation Committee Interlocks and Insider Participation
     During fiscal 2005, the following individuals served as members of the Compensation and Stock Option Committee: R. E. “Teddy” Turner, IV, Jerome T. Miner and Karlin S. Symons. None of these individuals has ever served as our officer or employee or any of our subsidiaries. During fiscal 2005, none of our executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on our Board of Directors or any Board committee.
Certain Transactions
     We use a public relations firm that is affiliated with Mr. Lynch. Total fees paid to the public relations firm in 2005 were approximately $228,000.
Transactions with Caterpillar Inc.
     On September 29, 2005 we signed a five-year Supply Agreement with Caterpillar Inc. (“Caterpillar”), effective November 1, 2005. The Supply Agreement replaced the Multi-Terrain Rubber-Tracked Loader Alliance Agreement that had been in effect since October 2000 and expired October 31, 2005. Under the Supply Agreement, Caterpillar will purchase 100% of its undercarriage and original equipment manufacturer service parts requirements for current and specified future Caterpillar MTLs, as defined, from us. We will continue to be allowed to sell our rubber track undercarriages to other equipment manufacturers for machines that do not compete with Caterpillar’s MTLs and we will continue to utilize Caterpillar components in the manufacture of our products. The Supply Agreement commenced on November 1, 2005 and will continue through November 1, 2010. The Supply Agreement will automatically renew for successive one-year renewal terms unless either party provides at least six months prior written notice of termination. During 2005, 39% of our net sales were made to Caterpillar. At December 31, 2005, the accounts receivable balance from Caterpillar was approximately $10,000,000.
     In connection with the new Supply Agreement entered into with Caterpillar, all agreements previously entered into between the two companies have been terminated. The terminated agreements include the Securities Purchase Agreement, the Commercial Alliance Agreement, the Marketing Agreement, the Trademark and Trade Dress License Agreement, the Management Services Agreement and the Multi-Terrain Rubber-Tracked Loader Alliance Agreement.
     Along with the Supply Agreement, ASV and Caterpillar also entered into a Registration Rights Agreement that provides Caterpillar registration rights for unregistered shares of our common stock it currently holds. However, so long as the Supply Agreement remains in effect, Caterpillar has agreed not to sell or dispose of any of its ASV shares prior to January 1, 2009. In addition, as part of the Registration Rights Agreement, Caterpillar retained its ability to designate director nominees for election to our Board of Directors in proportion to its ownership of our shares, similar to the rights it held under the Securities Purchase Agreement. Currently, one of our nine directors has been designated by Caterpillar for election to our Board, despite the fact that Caterpillar is entitled to designate two director nominees, assuming a board comprised of nine directors. If Caterpillar were to exercise its right to designate an additional director nominee, based on its current stock ownership interest, we anticipate that, assuming there were no vacancies on our board, we would expand the size of our board to accommodate the additional director nominee designated by Caterpillar.
     As of March 31, 2006, Caterpillar owned 23.1% of our common stock. Until his retirement from Caterpillar in January 2005, Richard A. Benson served as Caterpillar’s designee to the Board of Directors. In January 2005, Edward J. Rapp was designated as Caterpillar’s designee to the Board of Directors. Mr. Rapp declined to stand for re-election in 2005, at which time Kenneth J. Zika was designated by Caterpillar as its new board designee.
     We purchase parts used in our products from Caterpillar and also reimburse Caterpillar for the salary and related costs of one Caterpillar employee that works on our behalf. In addition, we utilize Caterpillar’s warranty processing system to handle warranty claims on their machines and reimburse Caterpillar for the warranty expense incurred by Caterpillar dealers. During 2005, total commissions, parts purchases and salary and warranty reimbursements were approximately $8,436,000. Also, at December 31, 2005, accounts payable to Caterpillar were $1,467,000.
     In the fourth quarter of 2005, our subsidiary, Loegering Mfg. Inc. (“Loegering”) sold the intellectual property and the tangible personal property related to Loegering’s snowblower product line to Caterpillar for $350,000, resulting in a gain of $325,000. This gain was recorded in Other Income in our consolidated financial statements for 2005. In addition, Loegering has agreed to sell its inventory of snowblower service parts to Caterpillar at an amount to be mutually agreed on by the two parties, not to exceed $50,000, during 2006.
PROPOSAL 2 – APPROVAL OF AMENDMENT TO OUR
SECOND RESTATED ARTICLES OF INCORPORATION
     Article 3, Section 1 of our Second Restated Articles of Incorporation, as amended to date, provides that the total number of shares of capital stock that we may issue is 45,000,000 shares consisting of 33,750,000 shares of common stock, par value $.01 per share (“Common Stock”), and 11,250,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”). As of April 7, 2006, there were 27,158,008 shares of Common Stock issued and outstanding. Of the unissued shares of Common Stock, approximately 5,376,000 shares were reserved for issuance under our stock incentive and other stock plans. Accordingly, at April 7, 2006, there were approximately 1,216,000 shares of Common Stock available for general corporate purposes. No shares of Preferred Stock have been issued.
     On April 11, 2006, our Board of Directors unanimously determined that it would be in the best interests of ASV and our shareholders to amend our Second Restated Articles of Incorporation to increase the total number of shares of capital stock that may be issued to 75,000,000, to increase the number of authorized shares of Common Stock to 70,000,000 shares and to decrease the number of authorized shares of Preferred Stock to 5,000,000 shares. The full text of the resolution proposing the amendment to our Second Restated Articles of Incorporation is as follows:
     NOW, THEREFORE, BE IT RESOLVED, that Article 3, Section 1 of the Second Restated Articles of Incorporation of ASV is hereby amended in its entirety to read as follows:
“1. Authorized Shares.
The total number of shares of capital stock which the corporation is authorized to issue shall be 75,000,000 shares, consisting of 70,000,000 shares of common stock, par value $.01 per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”).”
     Our Board of Directors believes that the availability of additional authorized but unissued shares will provide us with needed flexibility to issue Common Stock for a variety of corporate purposes, without the delay and expense associated with convening a special shareholders’ meeting. These purposes may include raising capital, acquiring new products or businesses, paying stock dividends, adopting additional stock plans or reserving additional shares for issuance under existing plans. The Board of Directors has not authorized the issuance of any additional shares of Common Stock, and there are no current agreements or commitments for the issuance of a material number of additional shares.
     If the proposed amendment to the Second Restated Articles of Incorporation is adopted, the additional authorized shares of Common Stock will be available for issuance from time to time at the discretion of the Board of Directors without further action by the shareholders, except where shareholder approval is required by law or Nasdaq requirements or to obtain favorable tax treatment for certain employee benefit plans. The additional authorized common shares would be part of our existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. Such additional shares of Common Stock would not (and the shares of Common Stock currently outstanding do not) entitle holders thereof to cumulative voting rights.

     The issuance of additional shares of Common Stock in the future may, among other things, dilute the earnings per share of the Common Stock and the equity and voting rights of those holding Common Stock at the time the additional shares are issued.
     If this proposal is approved by our shareholders, Articles of Amendment to our Second Restated Articles of Incorporation will be filed with the State of Minnesota.
     The Board of Directors unanimously recommends that the shareholders vote FOR the proposal to amend our Second Restated Articles of Incorporation to increase the total number of shares of capital stock that may be issued, increase the number of authorized shares of Common Stock and decrease the number of authorized shares of Preferred stock.
AUDIT COMMITTEE REPORT AND
PAYMENT OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit Committee Report
     The Audit Committee oversees our accounting and financial reporting processes and financial statements, our program to ensure compliance with legal and regulatory requirements, and the independent registered public accounting firm’s qualifications and independence. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee is comprised of three directors, each of whom meets the independence and experience requirements of the Nasdaq listing standards and the Securities and Exchange Commission.
     In carrying out its duties, the Audit Committee performed the following:
▪	Reviewed and discussed our audited financial statements for the year ended December 31, 2005 with our management and independent registered public accounting firm.

▪	Discussed with our independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61 regarding communication with audit committees.

▪	Received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board Statement No. 1 (Independent Discussions with Audit Committees) and discussed with our independent registered public accounting firm its independence.
     Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report of Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.
SUBMITTED BY THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS:

R. E. “Teddy” Turner, IV, Chair	James H. Dahl	Jerome T. Miner

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees
     The following table presents fees billed for professional services rendered for the audit of our annual financial statements for 2005 and 2004 and fees billed for other services provided by our independent registered public accounting firm in each of the last two fiscal years:

	2005	2004
Audit Fees (1)	$370,173	$295,790
Audit-Related Fees	0	0
Tax Fees (2)	63,949	68,831
All Other Fees (3)	17,967	19,474

(1)	Audit fees consisted of audit work performed in preparation of our annual financial statements, our review of the financial statements included in our quarterly reports on Form 10-Q and compliance with the requirements of Section 404 of the Sarbanes-Oxley Act.

(2)	Tax fees consisted of federal and state income tax return preparation and tax planning.

(3)	Other fees include fees for consultations concerning financial accounting and reporting standards and required procedures in connection with filing Forms S-3 and S-8.
     The Audit Committee has considered whether the non-audit services provided by Grant Thornton LLP during the last fiscal year are compatible with maintaining Grant Thornton LLP’s independence and has concluded that they are.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Provided by our Independent Registered Public Accounting Firm
     The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy for pre-approving the services provided by our independent registered public accounting firm in accordance with the auditor independence rules of the Securities and Exchange Commission. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by our independent registered public accounting firm and an annual review of the financial plan for audit fees.
     To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by the independent registered public accounting firm and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by our independent registered public accounting firm during the year.
     As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by our Chief Financial Officer, providing information as to the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the independent registered public accounting firm’s independence. The Audit Committee has delegated to its Chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the Chair must be reported to the Audit Committee. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.
     All of the services provided by our independent registered public accounting firm in fiscal 2005 and 2004, including services related to the Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under our pre-approval policies.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     While we are not required to do so, we are submitting the appointment of Grant Thornton LLP to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2006 for ratification in order to ascertain the views of our shareholders on this appointment. If the appointment is not ratified, the Audit Committee will reconsider its selection.
     Grant Thornton LLP has been our independent registered public accounting firm since 1994. Representatives of Grant Thornton LLP are expected to be present at the annual meeting, will be given an opportunity to make a statement regarding our financial and accounting matters if they so desire, and will be available to respond to appropriate questions from our shareholders.
     The Board of Directors unanimously recommends that the shareholders ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2006.
SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING
     In order to be eligible for inclusion in our proxy solicitation materials for our 2007 annual meeting of shareholders, any shareholder proposal to be considered at such meeting must be received at our principal executive offices, P.O. Box 5160, Grand Rapids, Minnesota 55744, not later than January 1, 2007. Pursuant to our Restated Bylaws, in order for business to be properly brought before the next annual meeting by a shareholder, the shareholder must give written notice of such shareholder’s intent to bring a matter before the annual meeting no later than January 1, 2007. Each such notice should be sent to the Secretary and must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in our Restated Bylaws. Any such proposal will be subject to the requirements of the proxy rules adopted by the Securities Act of 1934.
ANNUAL REPORT TO SHAREHOLDERS
     A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2005, including financial statements, accompanies this Notice of Annual Meeting of Shareholders and proxy statement. No portion of the Annual Report is incorporated herein or is to be considered proxy soliciting material.
     We will furnish, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including financial statements and schedules, to any of our shareholders upon written request. Requests should be sent to Thomas R. Karges, Chief Financial Officer, A.S.V., Inc., P.O. Box 5160, Grand Rapids, Minnesota 55744.

OTHER MATTERS
     Our Board of Directors does not presently know of any matters to be presented for consideration at the annual meeting other than the matters described in the Notice of Annual Meeting of Shareholders mailed together with this proxy statement, but if other matters are presented it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
/s/ Thomas R. Karges

Thomas R. Karges Secretary

Dated:	May 1, 2006
Grand Rapids, Minnesota

Grand Rapids, Minnesota
Myles Reif Performing Arts Center
16th St
Conifer Dr
Senior High
Civic Center
14th St
38
38
Central Square Mall
169
2
8th Ave
Horn Bridge
2
River Road
Pokegama Ave.
7th Ave.
8th St
10th St
169
N
W
E
S
Lily Lake
ASV, INC.
840 Lily Lane

A.S.V., INC.
ANNUAL MEETING OF SHAREHOLDERS
Friday, June 2, 2006
2:00 p.m.
Myles Reif Performing Arts Center
720 Conifer Drive
Grand Rapids, MN 55744

A.S.V., Inc.
840 Lily Lane, Grand Rapids, MN 55744	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 2, 2006.
The shares of stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.
By signing the proxy, you revoke all prior proxies and appoint Gary D. Lemke and Thomas R. Karges, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

¯ Please detach here ¯
The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of Directors:	01 Richard A. Benson	02 James H. Dahl	Vote FOR		Vote WITHHELD
		03 Bruce D. Iserman	04 Leland T. Lynch	all nominees		for all nominees
		05 Jerome T. Miner	06 Karlin S. Symons	(except as marked)
		07 R. E. “Teddy” Turner, IV	08 Kenneth J. Zika

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.
To approve a proposal to amend our Second Restated Articles of Incorporation to increase the number of authorized shares of common stock and decrease the number of authorized shares of preferred stock.
				For	Against	Abstain

3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2006.			For	Against	Abstain

4.	Other Matters. In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all person must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.